Exhibit 99.1

Steve Madden Announces Record Second Quarter 2019 Results

LONG ISLAND CITY, N.Y., July 30, 2019 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter and six months ended June 30, 2019.

Amounts referred to as “Adjusted” exclude the items that are described under the heading “Non-GAAP Adjustments.”

For the Second Quarter 2019:

•	Net sales increased 12.4% to $445.0 million compared to $395.8 million in the same period of 2018.
•	Gross margin was 37.2% compared to 37.3% in the same period last year, a decrease of 10 basis points.
•	Operating expenses as a percentage of net sales were 26.9% compared to 27.4% of net sales in the same period of 2018. Adjusted operating expenses as a percentage of net sales were 26.8% compared to 26.8% of net sales in the same period of 2018.
•	Income from operations totaled $44.6 million, or 10.0% of net sales, compared to $41.6 million, or 10.5% of net sales, in the same period of 2018. Adjusted income from operations was $49.1 million, or 11.0% of net sales, compared to Adjusted income from operations of $44.0 million, or 11.1% of net sales, in the same period of 2018.
•	Net income attributable to Steven Madden, Ltd. was $36.6 million, or $0.44 per diluted share, compared to $32.4 million, or $0.38 per diluted share, in the prior year’s second quarter. Adjusted net income attributable to Steven Madden, Ltd. was $39.5 million, or $0.47 per diluted share, compared to $35.2 million, or $0.41 per diluted share, in the prior year’s second quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We delivered a strong second quarter, with net sales growing 12% and Adjusted diluted EPS increasing 16% compared to the prior year period.  Our flagship Steve Madden brand was the highlight, with strong growth in the wholesale footwear and accessories businesses in both domestic and international markets, as well as exceptional growth on stevemadden.com.  Looking ahead, we remain on track to achieve our sales and Adjusted diluted EPS guidance for 2019 despite an estimated incremental headwind of approximately $0.05 per share related to the increase in the tariff on List 3 products from China from 10% to 25% in effect as of May 10.  Based on the strength of our brands and our business model – combined with our consistency in delivering on-trend product that resonates with consumers – we are confident that we can continue to drive sales and earnings growth and create value for shareholders over the long term.”

Second Quarter 2019 Segment Results

Net sales for the wholesale business increased 13.1% to $363.5 million in the second quarter of 2019, with strong growth in both the wholesale footwear and accessories businesses. Wholesale footwear net sales rose 13.5% as robust growth in Steve Madden, the addition of Anne Klein and a strong increase in the Company’s private label business (excluding Payless ShoeSource) more than offset not recognizing sales to Payless ShoeSource in the current period. Wholesale accessories net sales increased 11.5% driven by a robust gain in Steve Madden handbags as well as strong growth in the private label business. Gross margin in the wholesale business increased to 32.1% compared to 31.4% in last year’s second quarter driven by improvement in wholesale footwear.

Retail net sales in the second quarter rose 9.6% to $81.5 million compared to $74.3 million in the second quarter of the prior year. Same store sales increased 6.2% in the quarter driven by strong performance in the Company’s e-commerce business. Retail gross margin declined to 59.7% in the second quarter of 2019 compared to 62.9% in the second quarter of the prior year due primarily to inventory liquidation and markdowns in connection with the wind-down of the Company’s joint venture relationship in China as well as aggressive liquidation of slow-moving inventory in the Company’s North American retail operations.

The Company ended the quarter with 224 company-operated retail locations, including six internet stores, as well as 31 company-operated concessions in international markets.

The Company’s effective tax rate for the second quarter of 2019 was 21.3% compared to 23.9% in the second quarter of 2018. On an Adjusted basis, the effective tax rate was 22.4% compared to 21.7% in the second quarter of the prior year.

Balance Sheet and Cash Flow

During the second quarter of 2019, the Company repurchased 1.1 million shares of the Company’s common stock for approximately $34.0 million, which includes shares acquired through the net settlement of employee stock awards.

As of June 30, 2019, cash, cash equivalents and current marketable securities totaled $248.8 million.

Quarterly Dividend

The Company’s Board of Directors approved a quarterly cash dividend of $0.14 per share. The dividend will be paid on September 27, 2019, to stockholders of record at the close of business on September 17, 2019.

Fiscal Year 2019 Outlook

For fiscal year 2019, the Company continues to expect net sales will increase 5% to 7% over net sales in 2018. The Company now expects diluted EPS for fiscal year 2019 will be in the range of $1.74 to $1.82. The Company continues to expect Adjusted diluted EPS for fiscal year 2019 will be in the range of $1.78 to $1.86, despite an estimated incremental headwind of approximately $0.05 per share related to the increase in the tariff on List 3 products from 10% to 25% in effect as of May 10.

Non-GAAP Adjustments

Amounts referred to as “Adjusted” exclude the items below.

For the second quarter 2019:

•	$0.1 million pre-tax ($0.1 million after-tax) recovery associated with the Payless ShoeSource bankruptcy, included in commission and licensing fee income, net and $1.7 million pre-tax ($1.6 million after-tax) recovery associated with the Payless ShoeSource bankruptcy, included in operating expenses.
•	$1.5 million pre-tax ($1.2 million after-tax) expense in connection with a provision for early lease termination charges, included in operating expenses.
•	$0.7 million pre-tax ($0.5 million after-tax) expense in connection with a divisional headquarters relocation, included in operating expenses.
•	$4.1 million pre-tax ($3.0 million after-tax) non-cash expense associated with the impairment of the Brian Atwood trademark.

For the second quarter 2018:

•	$1.1 million pre-tax ($0.8 million after-tax) expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.
•	$1.2 million pre-tax ($0.9 million after-tax) expense in connection with a warehouse consolidation, included in operating expenses.
•	$1.0 million in tax expense in connection with the impairment of the preferred interest investment in Brian Atwood Italia Holding, LLC recorded in fourth quarter 2017.

For the fiscal year 2019:

•	$0.3 million pre-tax ($0.3 million after-tax) recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy.
•	$2.3 million pre-tax ($1.7 million after-tax) in expense expected to be incurred in connection with early lease termination charges.
•	$0.7 million pre-tax ($0.5 million after-tax) expense in connection with a divisional headquarters relocation.
•	$4.1 million pre-tax ($3.0 million after-tax) non-cash expense associated with the impairment of the Brian Atwood trademark.
•	$1.9 million pre-tax ($1.4 million after-tax) net benefit associated with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement as of December 31, 2019.

Reconciliations of amounts on a GAAP basis to Adjusted amounts are presented in the Non-GAAP Reconciliation tables at the end of this release and identify and quantify all excluded items.

Conference Call Information

Interested stockholders are invited to listen to the second quarter earnings conference call scheduled for today, July 30, 2019, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://stevemadden.gcs-web.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, Report®, Brian Atwood®, Cejon®, Mad Love® and Big Buddha®, Steve Madden is a licensee of various brands, including Anne Klein®, Kate Spade®, Superga® and DKNY®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 224 retail stores (including Steve Madden’s six Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, fashion sneakers, dress shoes, sandals and more, visit http://www.stevemadden.com.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net sales	$444,974	$395,753	$855,914	$784,767
Cost of sales	279,629	247,979	533,572	496,260
Gross profit	165,345	147,774	322,342	288,507
Commission and licensing fee income, net	3,147	2,244	4,374	5,903
Operating expenses	119,809	108,434	233,373	216,269
Impairment charge	4,050	—	4,050	—
Income from operations	44,633	41,584	89,293	78,141
Interest and other income, net	1,262	1,033	2,454	1,630
Income before provision for income taxes	45,895	42,617	91,747	79,771
Provision for income taxes	9,784	10,172	20,371	18,128
Net income	36,111	32,445	71,376	61,643
Less: net (loss)/income attributable to noncontrolling interest	(461)	35	279	560
Net income attributable to Steven Madden, Ltd.	$36,572	$32,410	$71,097	$61,083

Basic income per share	$0.46	$0.40	$0.89	$0.75

Diluted income per share	$0.44	$0.38	$0.85	$0.71

Basic weighted average common shares outstanding	79,951	81,681	80,241	81,885

Diluted weighted average common shares outstanding	83,869	86,258	84,064	86,123

Cash dividends declared per common share	$0.14	$0.13	$0.28	$0.26

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	June 30, 2019	December 31, 2018	June 30, 2018
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$212,664	$200,031	$190,985
Marketable securities (current & non-current)	36,096	66,968	66,449
Accounts receivable, net	306,636	266,452	285,318
Inventories	146,120	137,247	133,627
Other current assets	39,287	32,427	37,772
Property and equipment, net	61,654	64,807	67,378
Operating lease right-of-use assets	179,320	—	—
Goodwill and intangibles, net	286,129	291,423	295,454
Other assets	13,654	13,215	10,659
Total assets	$1,281,560	$1,072,570	$1,087,642

Accounts payable	$107,436	$79,802	$100,463
Contingent payment liability (current & non-current)	—	3,000	3,000
Operating leases (current & non-current)	193,295	—	—
Other current liabilities	136,131	141,887	130,963
Other long-term liabilities	17,142	33,199	22,923
Total Steven Madden, Ltd. stockholders’ equity	818,354	805,814	823,622
Noncontrolling interest	9,202	8,868	6,671
Total liabilities and stockholders’ equity	$1,281,560	$1,072,570	$1,087,642

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018

Net cash provided by operating activities	$59,761	$44,927

Investing Activities
Purchases of property and equipment	(6,214)	(5,251)
Sales of marketable securities, net	32,062	24,896
Net cash provided by investing activities	25,848	19,645

Financing Activities
Common stock share repurchases for treasury	(51,156)	(35,102)
Investment of noncontrolling interest	1,283	—
Distribution of noncontrolling interest earnings	(1,113)	—
Payment of contingent liability	—	(7,000)
Proceeds from exercise of stock options	1,799	11,115
Cash dividends paid	(23,987)	(23,474)
Net cash used in financing activities	(73,174)	(54,461)

Effect of exchange rate changes on cash and cash equivalents	198	(340)

Net increase in cash and cash equivalents	12,633	9,771

Cash and cash equivalents - beginning of period	200,031	181,214

Cash and cash equivalents - end of period	$212,664	$190,985

STEVEN MADDEN, LTD. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

The Company uses non-GAAP financial information to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. Additionally, the Company believes the information assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP licensing and commission income, net to Adjusted licensing and commission income, net
	Three Months Ended	Six Months Ended
	June 30, 2019	June 30, 2019

GAAP commission and licensing fee income, net	$3,147	$4,374

(Recovery)/bad debt expense, net of recovery, associated with the Payless ShoeSource bankruptcy	(143)	1,409

Adjusted licensing and commission income, net	$3,004	$5,783

Table 2 - Reconciliation of GAAP operating expenses to Adjusted operating expenses
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

GAAP operating expenses	$119,809	$108,434	$233,373	$216,269

Recovery associated with the Payless ShoeSource bankruptcy	1,668	—	1,668	—

Expense in connection with provision for early lease termination charges	(1,543)	—	(2,292)	—

Expense in connection with a divisional headquarters relocation	(669)	—	(669)	—

Net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	1,868	—

Expense in connection with provision for legal charges	—	—	—	(2,837)

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	(1,131)	—	(1,381)

Expense in connection with a warehouse consolidation	—	(1,241)	—	(1,241)

Adjusted operating expenses	$119,265	$106,063	$233,948	$210,811

Table 3 - Reconciliation of GAAP income from operations to Adjusted income from operations
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

GAAP income from operations	$44,633	$41,584	$89,293	$78,141

Recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy	(1,811)	—	(259)	—

Expense in connection with provision for early lease termination charges	1,543	—	2,292	—

Expense in connection with a divisional headquarters relocation	669		669

Net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	(1,868)	—

Impairment of the Brian Atwood trademark	4,050	—	4,050	—

Expense in connection with provision for legal charges	—	—	—	2,837

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	1,131	—	1,381

Expense in connection with a warehouse consolidation	—	1,241	—	1,241

Adjusted income from operations	$49,084	$43,956	$94,177	$83,600

Table 4 - Reconciliation of GAAP provision for income taxes to Adjusted provision for income taxes
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

GAAP provision for income taxes	$9,784	$10,172	$20,371	$18,128

Tax effect of recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy	(85)	—	85	—

Tax effect of expense in connection with provision for early lease termination charges	387	—	575	—

Tax effect of expense in connection with a divisional headquarters relocation	168	—	168	—

Tax effect of the net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	(469)	—

Tax effect in connection with the impairment of the Brian Atwood trademark	1,017	—	1,017	—

Tax expense in connection with the impairment of the preferred interest investment in Brian Atwood Italia Holding, LLC recorded in fourth quarter 2017		(1,028)		(1,028)

Tax effect of expense in connection with provision for legal charges	—	—	—	702

Tax effect of expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	298	—	360

Tax effect of expense in connection with a warehouse consolidation	—	327	—	327

Adjusted provision for income taxes	$11,271	$9,769	$21,747	$18,489

Table 5 - Reconciliation of GAAP net income to Adjusted net income
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

GAAP net income attributable to Steven Madden, Ltd.	$36,572	$32,410	$71,097	$61,083

After-tax impact of a recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy	(1,727)	—	(344)	—

After-tax impact of expense in connection with early lease termination charges	1,156	—	1,717	—

After-tax impact of expense in connection with a divisional headquarters relocation	501	—	501	—

After-tax impact of the net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	(1,399)	—

After-tax impact associated with the impairment related to the Brian Atwood trademark	3,033	—	3,033	—

Tax expense in connection with the impairment of the preferred interest investment in Brian Atwood Italia Holding, LLC recorded in fourth quarter 2017		1,028		1,028

After-tax impact of expense in connection with provision for legal charges	—	—	—	2,135

After-tax impact of expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	833	—	1,021

After-tax impact of expense in connection with a warehouse consolidation	—	914	—	914

Adjusted net income attributable to Steven Madden, Ltd.	$39,535	$35,185	$74,605	$66,181

GAAP diluted income per share	$0.44	$0.38	$0.85	$0.71

Adjusted diluted income per share	$0.47	$0.41	$0.89	$0.77

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com